Exhibit 99.3

                       EXECUTIVE EMPLOYMENT AGREEMENT

      This Executive Employment Agreement (the "Agreement") is entered into effective as of January 2, 2003, (the "Effective Date"), between Thomas D. Headley (the "Executive") a resident at 1426 Moraine Drive, Vail, CO 81657, and Haemonetics Corporation (the "Company"), a Massachusetts corporation with its principal executive offices at 400 Wood Road, Braintree, Massachusetts 02184.

                     ARTICLE 1.  EMPLOYMENT OF EXECUTIVE

1.1 Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive in a full-time capacity to serve as Executive Vice President, Business Unit Group & Corporate R&D, of the Company, and to perform such specific duties as may reasonably be assigned to Executive from time to time by the Company's President and Chief Executive Officer for the period commencing as of the Effective Date and continuing until May 1, 2003. Executive hereby accepts such employment for the term hereof.

1.2 Full-Time Commitment. During the period of Executive's employment with the Company, Executive will, unless prevented by ill health, devote his entire attention and business time to the performance of his duties hereunder for the business of the Company. It is expressly agreed that Executive shall not be required to reside in Massachusetts during the term of the Agreement, provided however that he shall be a available to travel to Braintree, Massachusetts at Company expense, at mutually agreed times.

1.3 Future Consulting Agreement. It is the parties' express intent to negotiate a consulting agreement, between Mr. Headley and the Company, upon mutually satisfactory terms, for the period May 1, 2003 to May 1, 2004. The scope of the Consulting Agreement will include: serving as a transition resource to new R&D leadership, consulting on the architecture of future product families and attending quarterly New Product Portfolio meetings.

                          ARTICLE 2.  COMPENSATION

      For all services to be rendered by Executive to the Company pursuant to this Agreement, the Company shall pay to Executive the compensation and provide for Executive the benefits set forth below:

2.1 Base Salary and special bonuses. The Company shall pay to Executive a base salary at the rate of $246,000 per annum. In addition, the Executive shall be paid a retention bonus of $85,000 if he remains a full


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time employee until May 1, 2003 and, in addition, if a mutually agreeable consulting agreement as outlined above is agreed to by that time. In addition, the Executive shall be paid a bonus equal to three (3) months base salary if the Company receives a CE mark approval for the Red Cell Collector by May 31, 2003.

2.2 Fringe Benefits. During the term of Executive's employment hereunder the Company shall provide Executive with such benefits as are generally made available by the Company to its other full-time executive employees, including four weeks of vacation annually, and including reasonable travel expenses incurred while engaged in Company business. For a period not to exceed eighteen (18) months after May 1, 2003, provided Executive shall have complied with all terms of this Agreement, the Company shall pay 100% of the premium for Executive's continued participation in the Company's health care program, under COBRA, and for Executive's continued participation in the Company's disability and life insurance programs as permitted under law or by such programs.

                           ARTICLE 3.  TERMINATION

3.1 Term. Unless earlier terminated as herein provided, Executive's employment pursuant to this Employment Agreement shall begin on the Commencement Date and shall continue until May 1, 2003.

3.2 Termination for Cause - by the Company. The Company may terminate Executive's employment for "Cause" upon the occurrence of any of the following events:

      (i) Executive shall have engaged in (A) any misappropriation of funds, properties or assets of the Company, (B) any malicious material damage or destruction of any property or assets of the Company, whether resulting from Executive's willful action or omissions or negligence, or (C) any knowing falsification of any books, records, documents of systems of the Company.

      (ii) Executive shall (A) have been convicted of a crime involving moral turpitude or constituting a felony, or (B) commit or knowingly allow to be committed any illegal material action on any premises of, or involving any property or assets of, the Company.

3.3 Termination for Cause - by Executive. Executive may terminate his employment with the Company for "Cause" upon the occurrence of any of the following events:

      (i) The Company shall breach any of the material provisions of the Agreement and such breach shall remain uncured by or on behalf of the Company within thirty (30) days following its receipt of notice from the Executive, which specifically identifies the manner in which it is alleged that Company committed such breach;


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      (iii) A materially adverse change in the responsibilities assigned to
      Executive by the Company or in the compensation and benefits paid by Company to the Executive shall have occurred such material adverse change shall remain uncured by or on behalf of the Company within thirty (30) days following its receipt of notice from Executive specifically identifying such material adverse change; or

3.5 Death. In the event of the death of Executive, Executive's employment by the Company shall automatically terminate as of the date of his death.

3.6 Disability. In the event of the Disability of Executive, as defined herein, the Company may terminate Executive's employment hereunder upon written notice to Executive. The term "Disability" shall mean the inability of Executive to perform substantially his material duties hereunder due to physical or mental disablement which continues for a period of thirty (30) consecutive days, as determined by an independent qualified physician mutually acceptable to the Company and Executive (or his personal representative) or, if the Company and Executive (or such representative) are unable to agree on an independent qualified physician, as determined by a panel of three physicians, one designated by the Company, one designated by Executive (or his personal representative) and one designated by the two physicians so designated.

                 ARTICLE 4.  SEVERANCE PAYMENTS AND BENEFITS

4.1 Termination Events Resulting in Severance Payments. In the event of the termination of the Executive's employment:

      (i)   by the Company without "Cause," or
      (ii)  under Section 3.3,

the Company shall pay Executive, as a severance payment, an amount equal to all of Executive's base salary remaining to be paid under this employment agreement. Such payment shall be made in monthly installments during the period commencing on the date such termination occurs and ending effective May 1, 2003.

4.2 Benefits. If Section 4.1 is applicable, the Company shall also provide to Executive until May 1, 2003, at the Company's expense, such benefits as are in effect and applicable to Executive as of the Termination Date, except to the extent expressly prohibited by the terms of such benefit plan, program or policies.

4.3 Comparable Benefits: Continuation of Benefits. If by operation of law or under the terms of the relevant plan, program or policy, Executive is not eligible to receive payments or benefits described in the


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foregoing Section 4.2 during the Severance Period, then the Company may choose to provide to Executive substantially equivalent benefits or, at Executive's election, the cash value of equivalent benefits. By way of example, this provision shall apply to benefits or payments payable under the Company's medical, dental, life and long term disability programs, as well as the Company's matching contribution under the 401(k) plan. This provision shall not apply to group travel accident coverage or to the Company's Employee Stock Purchase Plan, which shall terminate upon termination of employment.

           ARTICLE 5.  PROPRIETARY INFORMATION AND NON-COMPETITION

5.1 For the purposes of this Article, the following shall have the designated meanings.

      5.1.1. Proprietary Information: Information of value to the Company and not generally available to the public of whatever kind of nature disclosed to Executive or known by Executive (whether or not invented, discovered or developed by Executive) as a consequence of or through Executive's employment with the Company. Proprietary Information shall include information relating to the design, manufacture, application, know-how, research and development relating to the Company's products, possible new products, sources of supply and materials, operating and other cost data, lists of present, past, or prospective customers, customer proposals, price lists and data relating to pricing of the Company's products or services, and shall specifically include all information contained in manuals, memoranda, formulae, plans, drawings and designs, specifications, supply sources, and records of the Company legend or otherwise identified by the Company as Proprietary Information, whether learned by Executive prior to or after the date hereof.

      5.1.2 Concepts and Ideas: Those concepts and ideas, in the area of blood processing, known to Executive relating to the Company's present and prospective activities and products.

      5.1.3 Inventions: Discoveries and developments, in the area of blood processing, whether or not patentable. Such terms shall not be limited to the meaning of "invention" under the United States Patent Laws.

5.2 All Inventions which are at any time "made" i.e., conceived or reduced to practice by Executive, acting alone or in conjunction with others, during or in connection with Executive's employment (or, if based on or related to Proprietary Information, "made" by Executive within twelve (12) months after the termination of such employment) and those Concepts and Ideas held by Executive shall be the property of the Company, free of any reserved or other rights of any kind on Executive's part in respect thereof.


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5.3  Executive will promptly make full disclosure to the Company in writing to the Chief Executive Officer of any such Inventions and Concepts.
Further, Executive will, at the Company's costs and expense, promptly execute formal applications for patents and also do all other acts and things (including, among other, the execution and delivery of instruments of further assurance or confirmation) deemed by the Company to be necessary or desirable at any time or times in order to effect the full assignment to the Company of all right and title to such Inventions and Concepts and Ideas, without, during the term of this Agreement, further compensation. The absence of a request by the Company for information, or for the making of an oath, or for the execution of any document, shall in no way be construed to constitute a waiver of the Company's rights under this Agreement

5.4 Except as required by Executive's duties hereunder, Executive will not, directly or indirectly, use, publish, disseminate, or otherwise disclose any Proprietary Information, Concepts and Ideas or Inventions without the prior written consent of the Company.

5.5. All documents, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, lists of present, past or prospective customers, customer proposals, invitations to submit proposals, price lists and data relating to pricing of the Company's products and services, records, notebooks and similar repositories of or containing Proprietary Information and Inventions, including all copies thereof, that come into Executive's possession or control by reasons of Executive's employment, whether prepared by Executive or others, are the property of the Company, will not be used by Executive in any way adverse to the Company, will not be removed from the Company's premises except as Executive's normal duties require and, at the termination of Executive's employment with the Company, will be left with or forthwith returned by Executive to the Company.

5.6 During the time Executive is an employee of the Company and for a period of one (1) year thereafter, unless with the prior written consent of Company, Executive will not engage in any activity, on his own behalf or on behalf of any competitor of the Company, which is in the field of blood processing and involves activities similar to those performed at the Company, nor will the Executive endeavor to entice away from the Company any employee whether on Executive's behalf or on the behalf of another while Executive is an employee and for a period of one (1) year thereafter.

                          ARTICLE 6.  MISCELLANEOUS

6.1 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.


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6.2  Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns. If Executive should die while any amount due to him at such time remains unpaid, such amount, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or if there is no such designee, to his estate.

6.3 Assignment. Except as otherwise provided in Section 5.4, neither this Agreement nor any rights or obligations hereunder shall be assignable by either party hereto without the prior written consent of the other party.

6.4 Obligation of the Company's Successors. Any successor to the business of the Company, whether directly or indirectly by merger, consolidation, recapitalization, combination, purchase of stock, purchase of assets or otherwise, shall succeed to the rights and obligations of the Company hereunder. The Company will require any such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

6.5 Notices. All notices, requests, demands and other communications to be given pursuant to this Agreement shall be in writing and shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, as follows:

      If to the Company, to:
            Haemonetics Corporation
            400 Wood Road
            Braintree, MA  02184
            Attention: James L. Peterson, CEO

      If to Executive, to:      Thomas D. Headley
                                1426 Moraine Drive
                                Vail, CO  81657

or such other address as either party hereto shall have designated by notice in writing to the other party.

6.6 Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Company's Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or


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provision of the Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.7 Authorization and Governing Law. This Agreement has received all required authorizations, and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

6.8 Severability. In case of any provision hereof shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein. If any provision hereof shall, for any reason, be held by a court to be excessively broad as to duration, geographical scope, activity or subject matter, it shall be construed by limiting and reducing it to make it enforceable to the extent compatible with applicable law then in effect.

6.9 Withholding. Any payments provided for hereunder shall be paid after deducting any applicable withholding required under federal, state or local law.

6.10 Entire Agreement. This Agreement sets for the entire agreement of the parties hereto in respect of the subject matter contained herein, and supersedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto with
respect to the subject matter hereof.   No agreements or representations,
oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement under seal as of the date first above written.


                                       Haemonetics Corporation


/s/ Thomas D. Headley                  /s/ James L. Peterson
-----------------------------------    ------------------------------------
Thomas D. Headley                      By: James L. Peterson
Executive Vice President               President and CEO
Business Unit Group and
Corporate R&D


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